Exhibit 99

News Release

Contacts:
Media	Investor Relations
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL REPORTS FULL-YEAR SALES UP 13% TO $36.5 BILLION;

PROFORMA EARNINGS UP 35% TO $4.05 PER SHARE;

AND REPORTED EARNINGS PER SHARE OF $2.61

MORRIS TOWNSHIP, N.J., January 27, 2012 -- Honeywell (NYSE: HON) today announced fourth quarter and full-year 2011 results as follows:

•	4Q11 sales were up 8% to $9.5 billion versus $8.7 billion in 4Q10
- 7% organic growth reflects continued strength in most end markets and the contribution of new product launches and geographic expansion
•	4Q11 proforma earnings (excluding the impact of pension mark-to-market adjustments) of $1.05 per share, up 21% over $0.87 in 4Q10; Reported 4Q11 earnings reflected a loss of ($0.40) per share versus earnings of $0.47 per share in the prior year
- Pension mark-to-market adjustment of $1.45 per share calculated using 784.3 million weighted average shares outstanding assuming dilution
•	4Q11 cash flow from operations of $1.5 billion, includes $250 million cash pension contribution in the quarter
- 4Q11 free cash flow (cash flow from operations less capital expenditures) of $1.4 billion, prior to $250 million cash pension contribution

The company reported full-year 2011 results including:
•	2011 sales of $36.5 billion, up approximately 13% over 2010
- 8% organic sales growth, again reflecting strong end markets, successful new product launches, and continued expansion in high growth regions
•	2011 proforma earnings (excluding the impact of pension mark-to-market adjustments) of $4.05 per share, up 35% over $3.00 in 2010; Reported EPS of $2.61 in 2011 versus $2.59 in the prior year
- Pension mark-to-market adjustment of $1.44 per share calculated using 791.6 million weighted average shares outstanding assuming dilution
•	2011 cash flow from operations of $2.8 billion, includes $1.7 billion cash pension contribution in the year
- 2011 free cash flow of approximately $3.7 billion, prior to $1.7 billion cash pension contribution

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Q4'11 Results - 2

-   Pension mark-to-market adjustment of $1.44 per share calculated using 791.6 million weighted average shares outstanding assuming dilution

•         2011 cash flow from operations of $2.8 billion, includes $1.7 billion cash pension contribution in the year

-   2011 free cash flow of approximately $3.7 billion, prior to $1.7 billion cash pension contribution

“Honeywell had a terrific 2011,” said Honeywell Chairman and CEO Dave Cote. “We executed across the portfolio with record organic sales growth and segment margins. Our 2011 performance reflects the operational and financial disciplines that underpin the transformation that has taken place at the company over the last 10 years. We deployed the Honeywell 5 Initiatives – Growth, Productivity, Cash, People, and our Enablers, and created a common One Honeywell culture committed to continuous improvement. As a result, we built a better set of businesses with Great Positions in Good Industries, a terrific performance track record, a great leadership team with a truly global focus, a very full pipeline of new products and technologies, and our key process initiatives that are gaining momentum. We’ve come a long way, and we feel even better about our future.”

“While we expect a more challenging macro environment ahead in 2012, primarily driven by softness in Europe impacting the short-cycle businesses, we’re confident that Honeywell is well positioned to continue to outperform,” continued Cote. “Our long-cycle businesses are accelerating, with Commercial Aerospace OE, UOP, Building Solutions & Distribution, and Process Solutions all having substantial backlog, in total just under $16 billion. While we expect growth to moderate in the first half of 2012, we’re confident that we can drive strong sales conversion leading to higher segment margins over the course of the year. The investments we’ve made, coupled with our execution track record and disciplined playbook, will be key to our continued outperformance in 2012 and beyond.”

Fourth Quarter Segment Highlights

Aerospace

•         Sales were up 8% compared with the fourth quarter of 2010, primarily due to 20% growth in Commercial original equipment and aftermarket volumes, partially offset by lower military sales and government services.

•         Segment profit was up 10% and segment margin increased 40 bps to 18.8%, primarily due to strong commercial aftermarket volume and productivity benefits net of inflation, partially offset by higher research and development costs, and the dilution associated with the EMS acquisition.

•         Honeywell secured more than $100 million in safety product wins including contracts with Lufthansa Airlines to introduce Intuvue Radar and SmartLanding airport and runway awareness technology on its full fleet of A320 aircraft. Air China will introduce Honeywell’s Intuvue Radar on its B777-300ER in addition to Satellite Communication System, Traffic Collision Avoidance System, and Voice and Data recorders. Additionally, Emirates Airlines will forward fit and retrofit Honeywell Satellite Communication Systems on its fleet of 777, A380, and A340 aircraft.

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Q4'11 Results - 3

•         Honeywell was awarded more than $150 million in Global Aftermarket support contracts in the quarter. These include a Maintenance Cost Agreement with Flydubai for the carrier’s auxiliary power units (APUs) installed on its fleet of Boeing 737-800 passenger aircraft, aftermarket support with Air France to provide multiple avionics components across several aircraft platforms, and wheels and brakes support with Ethiopian Airlines and Air China.

•         Honeywell has delivered the latest version of its industry leading HTF7000 family of jet engines, the HTF7500E, to Embraer for flight testing on Embraer’s family of Legacy 450 and 500 series jets. The HTF7500E is Honeywell’s newest fuel efficient engine that encompasses SABER (Single Annular Combustor for Emissions Reduction) combustor technology reducing jet engine emissions by 25%.

Automation and Control Solutions

•         Sales were up 4%, compared with the fourth quarter of 2010, driven by organic growth across the portfolio. The favorable impact of net acquisitions offset negative foreign currency translation in the quarter. ACS continues to benefit from new product introductions, emerging region expansion, and favorable macro trends such as safety, security, and energy efficiency.

•         Segment profit was up 14% and segment margins increased 130 bps to 14.4% driven by higher volumes, commercial excellence, and productivity benefits net of inflation, and the absence of prior year dilution from acquisitions.

•         Process Solutions was awarded an $88.6 million contract by the city of Los Angeles to completely overhaul and modernize the technology controlling the city’s wastewater treatment system. The project will allow the city's Bureau of Sanitation to replace the current control systems, some of which have been in place for two decades and are outdated, with a city- and network-wide integrated system, simplifying operations and reducing environmental risks from the aging infrastructure.

•         Life Safety acquired King’s Safetywear, a leading international provider of branded safety footwear and other personal protective equipment (PPE). Headquartered in Singapore, King’s will be integrated into the global Safety Products business and further broadens Honeywell’s head-to-toe PPE portfolio, offering a range of respected protective footwear brands to key markets including Southeast Asia, Australia, and other regions. Life Safety also acquired Fire Sentry Corporation, a privately-held manufacturer of innovative fire detection and control products for a broad range of industrial markets. Fire Sentry’s product portfolio consists of fast-responding electro-optical flame detectors, portable test lamps, and dedicated control panels that are used by customers in industrial settings such as petrochemical, semiconductor, and other plants.

•         Building Solutions announced a smart grid project that will help Scottish and Southern Energy Power Distribution connect up to 30 commercial and industrial buildings in the Thames Valley area west of London, which will help alleviate the potential for future transmission and distribution bottlenecks as the peak demand for energy grows. The project will help to create a more robust, agile grid without the public disruption or expense of major infrastructure upgrades. Honeywell will install automated demand response (Auto DR) technology in the selected facilities.

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Q4'11 Results - 4

Performance Materials and Technologies

•         Sales were up 24% compared with the fourth quarter of 2010, resulting from strong UOP project and catalyst sales, the phenol plant acquisition, and favorable pricing and new product applications in Advanced Materials.

•         Segment profit was up 30% and segment margins increased 80 bps to 15.6% due to higher project sales and catalyst growth, favorable price over raws spreads, and continued productivity benefits, partially offset by inflation and the unfavorable margin impact from the phenol plant acquisition.

•         UOP announced that its adsorbent ion exchange products are successfully being used by Toshiba Corp. and Shaw Global Services for the cleanup of radiation-contaminated water at the Fukushima Daiichi nuclear power plant in Japan. The Simplified Active Water Retrieve and Recovery System (SARRY) is utilizing UOP IONSIV™ Ion Exchangers to remove and reduce radioactive materials in the contaminated wastewater caused by the earthquake and tsunami in Japan in 2011.

•         Resins and Chemicals signed an agreement with the J.R. Simplot Company, one of the world’s largest privately-held food and agribusiness companies, to build a facility that will produce Honeywell’s Sulf-N® 26, a highly-effective fertilizer with all the agronomic benefits of traditional nitrate-based fertilizers but with significantly lower explosive potential.

•         UOP announced that its Uniflex™ process technology, designed to help refiners get more high-value product from each barrel of crude oil, has been selected by National Refinery Limited to maximize diesel and lubricant production in Pakistan. Uniflex™ technology was developed to help refiners processing the bottom of the barrel (the heaviest portions of a barrel of crude also known as vacuum residue) into higher-value transportation fuels. This technology can deliver 90% conversion of vacuum residue to transportation fuels.

Transportation Systems

•         Sales were up 10% compared with the fourth quarter of 2010, due to higher light vehicle turbo volumes overall, new launches,  and higher diesel penetration, partially offset by the unfavorable impact of foreign exchange.

•         Segment profit was up 14% and segment margins increased 40 bps to 12.4%, primarily driven by higher volumes and increased productivity benefits, partially offset by inflation.

•         Honeywell Turbo Technologies launched approximately 25 new turbo applications in the fourth quarter on gasoline and diesel powertrains for both passenger and commercial vehicle applications around the world bringing the 2011 total to nearly 100 applications and reflecting a record number of deliveries in 2011 surpassing the previous record set in pre-recession 2007.

•         As global manufacturers continue to turn to engine downsizing and turbocharging to meet increasing regulatory requirements and satisfy customers, Honeywell Turbo Technologies was awarded more than $500 million in new platform wins in Q4 bringing its year-to-date total to nearly $2.8 billion in revenue realized throughout the life of the future programs won. The wins in Q4 reflect new business from global customers including Audi, Nissan, Fiat, Chrysler, and Caterpillar.

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Q4'11 Results - 5

Honeywell will discuss its results during its investor conference call today starting at 9:30 a.m. EST. To participate, please dial (631) 291-4830 a few minutes before the 9:30 a.m. EST start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the conference call from 12:30 p.m. EST, January 27, until midnight, February 3, by dialing (404) 537-3406. The access code is 34690390.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; automotive products; turbochargers; and performance materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges. For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Q4’11 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010

Product sales	$7,478	$6,922	$28,745	$25,242
Service sales	1,995	1,827	7,784	7,108

Net sales	9,473	8,749	36,529	32,350

Costs, expenses and other
Cost of products sold (A)	6,862	5,665	23,220	19,903
Cost of services sold (A)	1,573	1,252	5,336	4,818

	8,435	6,917	28,556	24,721
Selling, general and administrative expenses (A)	1,616	1,289	5,399	4,618
Other (income) expense	(12)	(8)	(84)	(97)
Interest and other financial charges	91	92	376	386

	10,130	8,290	34,247	29,628

Income (loss) from continuing operations before taxes	(657)	459	2,282	2,722
Tax expense (benefit)	(350)	115	417	765

Income (loss) from continuing operations after taxes	(307)	344	1,865	1,957

Income from discontinued operations after taxes	—	25	209	78

Net income (loss)	(307)	369	2,074	2,035

Less: Net income attributable to the noncontrolling interest	3	—	7	13

Net income (loss) attributable to Honeywell	$(310)	$369	$2,067	$2,022

Amounts attributable to Honeywell:
Income (loss) from continuing operations less net income attributable to the noncontrolling interest	(310)	344	1,858	1,944
Income from discontinued operations	—	25	209	78

Net income (loss) attributable to Honeywell	$(310)	$369	$2,067	$2,022

Earnings per share of common stock - basic:
Income (loss) from continuing operations	(0.40)	0.44	2.38	2.51
Income from discontinued operations	—	0.03	0.27	0.10

Net income (loss)	$(0.40)	$0.47	$2.65	$2.61

Earnings per share of common stock - assuming dilution:
Income (loss) from continuing operations	(0.40)	0.44	2.35	2.49
Income from discontinued operations	—	0.03	0.26	0.10

Net income (loss)	$(0.40)	$0.47	$2.61	$2.59

Weighted average number of shares outstanding-basic	774.7	782.3	780.8	773.5

Weighted average number of shares outstanding - assuming dilution	784.3	792.0	791.6	780.9

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock compensation expense.

(B) Below is a reconciliation of Earnings per share to Earnings per share, excluding mark-to-market pension expense. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011 [1]	2010 [1]	2011 [1]	2010 [1]

Earnings per share of common stock - assuming dilution	$(0.40)	$0.47	$2.61	$2.59
Mark-to-market pension expense	1.45	0.40	1.44	0.41

Earnings per share of common stock - assuming dilution, excluding mark-to-market pension expense	$1.05	$0.87	$4.05	$3.00

1- EPS utilizes weighted average shares outstanding and the effective tax rate for the period. Mark-to-market uses a tax rate of 36.9% and 32.3% for 2011 and 2010 respectively.

Q4’11 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010

Net Sales

Aerospace	$3,047	$2,826	$11,475	$10,683

Automation and Control Solutions	4,051	3,914	15,535	13,749

Performance Materials and Technologies	1,430	1,153	5,659	4,726

Transportation Systems	944	856	3,859	3,192

Corporate	1	—	1	—

Total	$9,473	$8,749	$36,529	$32,350

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010

Segment Profit

Aerospace	$573	$521	$2,023	$1,835

Automation and Control Solutions	584	512	2,083	1,770

Performance Materials and Technologies	223	171	1,042	749

Transportation Systems	117	103	485	353

Corporate	(68)	(66)	(276)	(222)

Total Segment Profit	1,429	1,241	5,357	4,485

Other income/(expense) (A)	(3)	(4)	33	69
Interest and other financial charges	(91)	(92)	(376)	(386)
Stock compensation expense (B)	(39)	(41)	(168)	(163)
Pension expense ongoing (B)	(22)	(39)	(105)	(185)
Pension expense mark-to-market (B)	(1,802)	(471)	(1,802)	(471)
Other postretirement income/(expense) (B)	(23)	(17)	86	(29)
Repositioning and other charges (B)	(106)	(118)	(743)	(598)

Income (loss) from continuing operations before taxes	$(657)	$459	$2,282	$2,722

(A) Equity income/(loss) of affiliated companies is included in Segment Profit

(B) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q4’11 Results - 8

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$3,698	$2,650
Accounts, notes and other receivables	7,228	6,841
Inventories	4,264	3,822
Deferred income taxes	460	877
Investments and other current assets	484	455
Assets held for sale	—	841

Total current assets	16,134	15,486

Investments and long-term receivables	494	616
Property, plant and equipment - net	4,804	4,724
Goodwill	11,858	11,275
Other intangible assets - net	2,477	2,537
Insurance recoveries for asbestos related liabilities	709	825
Deferred income taxes	2,132	1,221
Other assets	1,200	1,150

Total assets	$39,808	$37,834

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$4,738	$4,199
Short-term borrowings	60	67
Commercial paper	599	299
Current maturities of long-term debt	15	523
Accrued liabilities	6,863	6,446
Liabilities related to assets held for sale	—	190

Total current liabilities	12,275	11,724

Long-term debt	6,881	5,755
Deferred income taxes	676	636
Postretirement benefit obligations other than pensions	1,417	1,477
Asbestos related liabilities	1,499	1,557
Other liabilities	6,158	5,898
Shareowners’ equity	10,902	10,787

Total liabilities and shareowners’ equity	$39,808	$37,834

Q4’11 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2011	2010	2011	2010

Cash flows from operating activities:
Net income (loss) attributable to Honeywell	$(310)	$369	$2,067	$2,022
Adjustments to reconcile net income (loss) attributable to Honeywell to net cash provided by operating activities:
Depreciation and amortization	253	271	957	987
Gain on sale of non-strategic businesses and assets	(9)	—	(362)	—
Repositioning and other charges	106	118	743	600
Net payments for repositioning and other charges	(133)	(210)	(468)	(439)
Pension and other postretirement expense	1,847	528	1,823	689
Pension and other postretirement benefit payments	(293)	(651)	(1,788)	(787)
Stock compensation expense	39	41	168	164
Deferred income taxes	(528)	190	(331)	878
Excess tax benefits from share based payment arrangements	(11)	(8)	(42)	(13)
Other	211	73	194	(24)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts, notes and other receivables	117	(119)	(316)	(688)
Inventories	130	56	(310)	(300)
Other current assets	78	20	25	(26)
Accounts payable	162	263	527	592
Accrued liabilities	(182)	104	(54)	548

Net cash provided by operating activities	1,477	1,045	2,833	4,203

Cash flows from investing activities:
Expenditures for property, plant and equipment	(332)	(300)	(798)	(651)
Proceeds from disposals of property, plant and equipment	3	6	6	14
Increase in investments	(58)	(18)	(380)	(453)
Decrease in investments	66	18	354	112
Cash paid for acquisitions, net of cash acquired	(346)	15	(973)	(1,303)
Proceeds from sales of businesses, net of fees paid	(14)	7	1,156	7
Other	(43)	(17)	24	5

Net cash used for investing activities	(724)	(289)	(611)	(2,269)

Cash flows from financing activities:
Net (decrease)/increase in commercial paper	(101)	(598)	300	1
Net increase/(decrease) in short-term borrowings	2	2	(2)	20
Payment of debt assumed with acquisitions	(33)	—	(33)	(326)
Proceeds from issuance of common stock	72	84	304	195
Proceeds from issuance of long-term debt	1	—	1,390	—
Payments of long-term debt	(500)	(2)	(939)	(1,006)
Excess tax benefits from share based payment arrangements	11	8	42	13
Repurchases of common stock	(76)	—	(1,085)	—
Cash dividends paid	(295)	(240)	(1,091)	(944)

Net cash used for financing activities	(919)	(746)	(1,114)	(2,047)

Effect of foreign exchange rate changes on cash and cash equivalents	(21)	—	(60)	(38)

Net (decrease)/increase in cash and cash equivalents	(187)	10	1,048	(151)
Cash and cash equivalents at beginning of period	3,885	2,640	2,650	2,801

Cash and cash equivalents at end of period	$3,698	$2,650	$3,698	$2,650

Q4’11 Results - 10

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow, Prior to U.S. Pension Cash Contributions (Unaudited)
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2011	2010	2011	2010

Cash provided by operating activities	$1,477	$1,045	$2,833	$4,203

Expenditures for property, plant and equipment	(332)	(300)	(798)	(651)

Free cash flow	$1,145	$745	$2,035	$3,552

U.S. pension cash contributions	250	600	1,650	600

Free cash flow, prior to U.S. pension cash contributions	$1,395	$1,345	$3,685	$4,152

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.